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                                                                 EXHIBIT 10.11.1

                                 AMENDMENT NO. 1

This Amendment No. 1 (the "Amendment") to the parties' Data Set License Agreement dated as of March 1, 2000 is entered into as of April 11, 2000 by and between Pharsight Corporation, a California corporation, (hereinafter "Pharsight") and the Lovelace Respiratory Research Institute (hereinafter "Lovelace").

         WHEREAS, Pharsight and Lovelace have entered into an Agreement dated as of March 1, 2000 (the "Agreement") whereby the parties agreed on the terms and conditions under which Lovelace would grant Pharsight the right to use certain Data Sets in its products; and

         WHEREAS, the parties have determined that certain of the terms and conditions set forth in the Agreement should be modified;

         NOW, THEREFORE, the parties agree as follows:

1. All capitalized terms used but not defined in this Amendment shall have the meaning specified therefor in the Agreement. All section and exhibit numbers refer to sections and exhibits of the Agreement unless otherwise specified.

2. Section 6.4 is hereby amended to read in its entirety as follows:

         6.4 LOSS OF DATA ACCESS. In the event that at any time during the term of this Agreement there is a period of at least sixty (60) days in which the number of Consortium members having access to data to contribute to the Data Set is less than three (3), Lovelace shall so notify Pharsight and shall have the option to substitute for the missing Consortium member's data, equivalent years of data from one or more of the existing Consortium members, and in the event of such substitution, all rights and obligations with respect to the Data Set shall continue unchanged. In the event that Lovelace is unable to make such a substitution or determines not to exercise its option to do so, then Lovelace shall so notify Pharsight and shall thereafter have no obligation to provide Updates. Pharsight's rights with respect to the Data Set shall continue for one year from the date of such notice, but the royalties due under Sections 4.2 and 4.3 shall be reduced to fifty percent (50%) of the amount set forth in such sections during such one-year period.

3. Section 5.2 is hereby amended to read in its entirety as follows:

         5.2 INDEMNIFICATION. Pharsight will defend, indemnify, and hold Lovelace harmless from and against any action or other proceeding brought against Lovelace arising from Pharsight's use of the Data Set, except where such action arises from negligence or willful misconduct on the part of Lovelace or from Lovelace's breach of the representations and warranties set forth in Section 5.1. Lovelace will defend, indemnify, and hold Pharsight harmless from and against any action or other proceeding brought against Pharsight to the extent that it is based on (i) Lovelace's negligence or willful misconduct; (ii) a claim that any part of the Data Set or Documentation infringes any copyright or patent or incorporates any misappropriated trade secrets of any third party; or (iii) an action arising from Lovelace's breach of the warranties set forth in Section 5.1.

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4. The first paragraph of Part II.C. of Appendix E is hereby amended to read in its entirety as follows:

         "The health care data that underlie the Pharsight (PRODUCT/CONSULTING SERVICE) are currently derived from two health care organizations that are members of the Lovelace Data Consortium. This Consortium was created and is managed by the Southwest Center for Managed Care Research of the Lovelace Respiratory Research Institute. The patient-level data from these two organizations have been merged into one combined database. One of the contributing organizations is a managed care organization in the southwestern United States. The second organization is a network model managed health care plan in the mid-Atlantic region of the United States."

5. Except as set forth herein, the Agreement shall remain unmodified and in full force and effect in accordance with its terms.


IN WITNESS WHEREOF, THE PARTIES HAVE EXECUTED THIS AMENDMENT AS OF THE DATE FIRST ABOVE WRITTEN.

PHARSIGHT CORPORATION                   LOVELACE RESPIRATORY RESEARCH INSTITUTE


By: /s/ Robin A. Kehoe                  By:   /s/ Patricia J. Marx
   -------------------                     -----------------------
Robin A. Kehoe                          Name:  Patricia J. Marx
Chief Financial Officer                 Title:  Chief Operating Officer




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